Exhibit 99.1

Teladoc Health Appoints Michael Smith, Experienced Insurance and Financial Services Executive, to Its Board of Directors
NEW YORK, February 18, 2026 -- Teladoc Health (NYSE: TDOC), the global leader in virtual care, today announced the appointment of Michael Smith to its board of directors. With more than three decades of leadership experience in financial management and strategic transformation, Mr. Smith brings a deep understanding of long-term business sustainability within highly regulated, global markets. He joins the board following the previously announced retirements of Eric Evans and Thomas McKinley and will serve on the board’s audit and nominating and corporate governance committees.
“Michael's experience leading enterprise transformations makes him a strong addition to the Board,” said Kenneth H. Paulus, the non-executive Chairman of the Teladoc Health board. “As the company continues to scale and innovate, his perspective will be valuable in helping accelerate strategic focus for the company’s next phase of long‑term growth.”
Mr. Smith is the former Vice Chair and Chief Financial Officer of Voya Financial, a leading health, wealth, and investment company, where he played an integral role in the company's transformation from a traditional insurance business to a market leader in retirement, investment and workplace benefits. He held senior executive roles in Actuarial, Finance, Operations and Risk Management during more than 20 years at Lincoln Financial. He currently serves as Executive Chairman of Talcott Financial Group, an international life insurance and risk management firm with $130 billion in assets under management. Mr. Smith holds an undergraduate degree from the University of Michigan, is a Fellow of the Society of Actuaries, and is a CFA® charterholder.
“Teladoc Health’s mission to transform high‑quality care with technology is more important than ever,” said Smith. “I’m pleased to join the Board and bring my experience leading transformational change and sustainable value creation.”
Teladoc Health will release fourth quarter 2025 results on Wednesday, February 25, 2026, after the market closes. In conjunction, the company will host a conference call to review results at 5:00 p.m. ET on the same day.

About Teladoc Health
Teladoc Health (NYSE: TDOC) is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms, and partners — transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at teladochealth.com.